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                                                                    Exhibit 23.2

                                 James R. Bonzo
                               4086 Spring Leaf DR
                               Las Vegas, NV 89417

         I have issued my reports dated December 20, 2000, accompanying the financial statements of Global Express Capital Real Estate Investment Fund I, LLC and Conrex International Financial, Inc. d/b/a Global Express Capital Mortgage contained in the Registration Statement and Prospectus. I consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of my name as it appears under the caption "Experts".

     S/
------------------------
James R. Bonzo, CPA



Las Vegas, Nevada
January 12, 2001